FOR IMMEDIATE RELEASE                  CONTACT:  Cindy Viktorin
September 30, 1999                               Halliburton Co.
                                                 713-676-7125
                                                 cindy.viktorin@halliburton.com


              Dresser Kellogg Energy Services to assist Shell with
                 the reduction of onshore gas flaring in Nigeria


DALLAS - Dresser Kellogg Energy Services, an affiliate of Kellogg Brown & Root, has been awarded a contract valued over $200 million by Shell Petroleum Development Company of Nigeria for grassroots gas compression facilities for the Obigbo Node Associated Gas Gathering Project near Port Harcourt, Nigeria. The single lump sum contract includes engineering, procurement, and construction, operations and maintenance of the gas compression facilities for 10 years. Kellogg Brown & Root is a business unit of Halliburton Company (NYSE:HAL).

The Obigbo Project is part of SPDC's huge investment in several gas utilization projects aimed at the extinguishing of all routine flaring by the year 2008.

There are eight sites in the Obigbo Node 15-12 km north of Port Harcourt where equipment will be installed. The facilities include compressors and associated equipment including utilities as appropriate.

"The integration of resources from across Halliburton has placed us in a unique position to offer a single contract for this project, which includes engineering, specialty equipment supply, construction, operations, and project management services," said Dave Lesar, president and chief operating officer, Halliburton Company.

Halliburton's integrated team includes:

o Kellogg Brown & Root for project management and all "in-country" activities including construction and initial operations.
                                     (more)

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o    Dresser-Rand  for the exclusive  supply of all  compression  equipment from their Olean, New York, and Broken Arrow, Oklahoma, manufacturing facilities and for provision of operations and maintenance services for the 10-year effort. A partnership of Halliburton Company and Ingersoll-Rand Company of Woodcliff Lake, New Jersey, Dresser-Rand is part of Halliburton's Dresser Equipment Group business unit.
o Paragon Engineering Services, an affiliate of Halliburton's Brown & Root Energy Services business unit and Dresser-Rand, for engineering and procurement expertise from their Houston offices. Paragon will also provide in-country support from their office in Lagos, Nigeria.

Halliburton Company, founded in 1919, is the world's leading diversified energy services, engineering, construction, maintenance, and equipment company.

Among its business units are Kellogg Brown & Root, an international, technology-based engineering and construction company providing a full spectrum of industry-leading services to the hydrocarbon, chemical, energy, forest products, manufacturing, and mining and minerals industries.

Dresser Equipment Group comprises Halliburton's operating divisions that design, manufacture, and market equipment used by the energy industry to complete the process of finding, extracting, processing, and delivering petroleum and its related products. One of these divisions is Dresser-Rand, which designs, manufactures, sells, and services large, highly engineered centrifugal and reciprocating compressors, steam and gas turbines, and control systems for the oil and gas, chemical, petrochemical, and power generation industries worldwide.

Brown & Root Energy Services supplies engineering, construction, operations and maintenance services to the upstream oil and gas industry worldwide. Its affiliate, Paragon Engineering Services, provides engineering, design/drafting, project management, procurement, construction management, inspection, and training services to the oil and gas industry.

Halliburton's World Wide Web site can be accessed at http://www.halliburton.com.

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